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                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                              LASER PHOTONICS, INC.
                             a Delaware corporation

         The undersigned, the Chief Executive Officer of Laser Photonics, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following Certificate of Amendment to the Certificate of Incorporation has been duly adopted by its Board of Directors and stockholders, in accordance with Sections 141(f) and 242 of the Delaware General Corporation Law, as set forth below:

         1. The Board of Directors unanimously adopted a resolution dated March 15, 1999, setting forth the then proposed Certificate of Amendment to the Certificate of Incorporation, declaring the advisability thereof, and pursuant to action taken by written consent, adopted this Certificate of Amendment to the Certificate of Incorporation pursuant to Sections 141(f) and 242 of the Delaware General Corporation Law.

         2. Thereafter, the stockholders of record owning a majority of the issued and outstanding shares, at the annual meeting of stockholders on June 22, 1999, adopted the proposed Certificate of Amendment to the Certificate of Incorporation, pursuant to Section 242 of the Delaware General Corporation Law. The vote of the stockholders of the Corporation by which the foregoing Certificate of Amendment to the Certificate of Incorporation was adopted and approved was 6,499,573 shares in favor, and 3,433,544 shares against, abstaining or not voting, out of the Corporation's total of 9,933,127 shares issued and outstanding.

         3. The resolution by which the Corporation's directors and stockholders adopted the Certificate of Amendment to the Certificate of Incorporation, as set forth above, provides that ARTICLE IV of the Corporation's Certificate of Incorporation, as amended to date, be amended to provide in its entirety as follows:


                                  CAPITAL STOCK

                  The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares, consisting of Twenty-Five Million (25,000,000) shares of common stock, par value $0.01 per share (the "Common Stock").

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         4. This amendment shall be effective as of the date of filing of this
Certificate of Amendment with the Secretary of State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its Chief Executive Officer as of June 23, 1999.


                                        LASER PHOTONICS, INC.



                                        By: /s/ RAYMOND A. HARTMAN
                                           -----------------------
                                           Raymond A. Hartman,
                                           Chief Executive Officer



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